Exhibit 99.1
For Release on Thursday, December 22, 2011 at 5 p.m. ET

AMRI Announces Additional Actions to Streamline Operations
Actions Will Reduce Operating Costs, Improve Liquidity, and Enhance Client Service

Albany, NY (December 22, 2011)—AMRI (NASDAQ: AMRI), a global contract services organization with services spanning the entire R&D continuum, today announced actions taken in the fourth quarter of 2011 to reduce the Company’s workforce, right size capacity, and reduce operating costs in 2012. The actions will better align the business to current and expected market conditions and are expected to improve the Company’s overall cost competitiveness and increase cash flow generation.

The workforce reduction primarily affects personnel based in the Company’s U.S. operations and includes certain positions associated with the previously announced decision to wind down all internal R&D activities as the Company enters 2012. In addition, the Company will be terminating the lease of one of its U.S. facilities, which will result in a reduction in annual operating expenses related to this facility. AMRI expects that these cost-reduction initiatives will result in annual savings of approximately $10-11 million, including $7 million relating to the previously announced cessation of R&D activities, and that these savings will begin to be recognized in the first quarter of 2012.

In connection with the actions, AMRI expects to incur a pre-tax restructuring charge in the fourth quarter of approximately $5-6 million, primarily related to lease-termination and employee severance costs of which $5 million is a non-cash charge to write off fixed assets in association with the Company’s plans to consolidate operations.

“As we stated in our announcement in November, we are committed to taking the necessary actions to reduce the Company’s operating expenses to focus on our core contract research and manufacturing business and to ensure profitability,” said AMRI Chairman, President and CEO Thomas E. D’Ambra. “These actions will place AMRI in a more cost-competitive position while ensuring we continue to provide the highest quality service to our clients. We are moving quickly on these carefully considered actions and expect them to positively impact cash flow during the next year. Although our outlook for growth in outsourced contract services by global pharmaceutical companies remains positive, as evidenced by our recent strategic deals, we continue to evaluate our global infrastructure for additional opportunities to streamline our operations and reduce cost.”

In addition, the Company today filed a shelf registration statement with the Securities and Exchange Commission. After the shelf registration statement has become effective, AMRI may, from time-to-time, offer its common stock, preferred stock, and warrants up to an aggregate public offering price of up to $50 million. The shelf registration statement is intended to provide AMRI with flexibility to raise funds from the offering of its securities in one or more offerings, subject to market conditions and AMRI’s capital needs. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About AMRI
Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization with more than twenty years experience providing customers fully integrated drug discovery, development, and manufacturing services. AMRI supplies a broad range of services and technologies that support the discovery and development of pharmaceutical products and the manufacturing of API and drug product for existing and experimental new drugs. With locations in the United States, Europe, and Asia, AMRI maintains geographic proximity and flexible cost models. AMRI has also historically leveraged its drug-discovery expertise to execute on several internal drug discovery programs, which have progressed to the development candidate stage and in some cases into Phase I clinical development. AMRI has successfully partnered certain programs and is actively seeking to out-license its remaining programs to strategic partners for further development.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates related to the restructuring costs and potential benefits, statements made by the company’s chief executive officer, including statements made regarding the effectiveness of the restructuring activities undertaken by the company, statements regarding the strength of the company’s business and prospects, statements regarding the actions taken to improve operating performance, statements regarding the company’s public offering of securities, and statements concerning the company’s momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra ® and the impact of the “at-risk” launch of generic Allegra ® and the OTC conversion of Allegra ® on the company’s receipt of significant royalties under the Allegra ® license agreement, the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra ®, the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra ® license agreements, the success of the company’s collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to obtain financing sufficient to meet its business needs, the company’s ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 16, 2011, and the company’s other SEC filings. The company expressly disclaims any current intention or obligation to update any forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Contacts:
Investor – Mark Frost, Chief Financial Officer, 518-512-2211
Media – Gina Monari, AMRI Communications, 518-512-2512